EXHIBIT 10.8

TRANSLATION FOR CONVENIENCE ONLY – NOT LEGALLY BINDING

TRANSLATION

MANUFACTURING SUB-CONTRACT

BY AND BETWEEN :
SOCIÉTÉ SOFABO, a limited corporation with a share capital of 8,872,500 FRF, having its head office at La Roche sur Yon (85000) 25 de l’Industrie Blvd., registered at the Business and Corporation Registry of La Roche sur Yon under number 302 135 656, represented by Ms. Renée Chaillou, President of the Board of Directors.

Hereinafter referred to as “SOFABO”

AND:
WATER BANK OF AMERICA INC., a legal entity, duly incorporated pursuant to the Canada Business Corporations Act, having its head office at 100, des Sommets Avenue, Suite 1603, Nuns Island, Quebec, Canada, H3E 1Z8.

Hereinafter referred to as “WBOA”

Hereinafter collectively referred to as “THE PARTIES”

PREAMBLE:

THE PARTIES HERETO DECLARE THE FOLLOWING:

WHEREAS on February 26, 2001, SOFABO entered into and concluded a Manufacturing Sub-Contract with Ice Rocks (hereinafter referred to as “IR”), copy of which is attached to the present Agreement as Schedule “A” (hereinafter referred to as the “Contract”);

WHEREAS on April 8, 2004, WBOA acquired all of the assets of IR, including a complete unit for the production of spring water ice cubes, which unit is defined and referred to in the Contract as the Machine;

WHEREAS Section 2.12 of the Contract stipulates that said Contract was negotiated and concluded on an intuitu personae basis and as such, is not assignable to any third party without the prior consent of the other party;

WHEREAS by entering into the present Agreement, the parties are now desirous to confirm their consent with respect to the conclusion of a Manufacturing Sub-Contract (hereinafter referred to as the “Agreement”) according to the same terms and conditions stipulated in the Contract, save and except as modified hereinunder;

THE PARTIES HERETO COVENANT AND AGREE AS FOLLOWS:

1.	PREAMBLE

1.1	The preamble constitutes an integral part hereof as if recited herein at length;

2.	AMENDMENTS TO THE CONTRACT

2.1	All mentions of IR and/or of the Ordering Party in the Contract shall be replaced by WBOA;

2.2
Considering that the Machine has been reinstalled by SOFABO, at no cost for WBOA, and that the personnel of La SOFABO has already received the proper training as to the functioning and usage of the Machine, Sections 1.0, 1.1 and 1.2 shall be modified mutatis mutandis;

2.3	Section 2.0.0 is modified as follows:

“According to the conditions of the present Agreement, the sub-contractor - Société Sofabo undertakes to manufacture exclusively in favour of the Ordering Party - WBOA - and deliver to it the contractual products pursuant to the manufacturing protocol, the technical specifications and the trials associated therewith (Schedule 2).

For the duration of the contract, as stipulated in Section 2.10.1 (as amended by Section 2.8 hereunder, for a period of 5 years from the date of the signature of the present Agreement), or until the termination of the present Agreement in conformity with Section 2.10.1 of the Contract (as amended by Section 2.9 hereunder), the Ordering Party reciprocally undertakes not to enter into or conclude any similar agreements to the present Agreement for the same conditioning and treatment of water into secured spring water ice cubes in the territory of France.”

2.4	Section 2.1.5 is modified as follows:

“The orders of re-assortment of usable substances (dry substances) shall be placed by the sub-contractor to the distributors; the sub-contractor shall therefore remit to the Ordering Party, at the end of each month, a prior estimation of the stocks that it plans to order for the following month.”

2.5
Section 2.3.0 is modified in such way that Schedule 5 which said section refers to shall be replaced by Schedule “B” of the present Agreement and the date of August 31, 2001 shall be modified and replaced by November 30, 2004. Furthermore it is agreed that as and from November 30, 2004, and every 6 months thereafter, the parties shall re-evaluate prices listed in Schedule “B” in increase or in decrease, by taking into consideration the volumes produced or the related necessary cost for the manufacturing of the products (i.e., secured spring water ice cubes). In the event that WBOA was to receive a written offer from a third party acting in good faith for the manufacturing of the products, which offer is lower or equal to 10% of the price previously agreed upon by and between SOFABO and WBOA, WBOA shall inform SOFABO and both parties thereafter shall have a period of 10 business days following WBOA’s proposition (hereinafter referred to as the “Period”) to discuss the said offer in view of obtaining a reasonable competing offer from SOFABO. In the event that the parties are unable to reach an agreement within the prescribed delay, WBOA shall be entitled to terminate the Agreement, the whole subject to a written notice to SOFABO to that effect not exceeding 30 days from the expiration of the period. In such event, the Agreement shall be terminated without further recourse within 90 days following the reception of the notice;

2.6	Schedule 7 of the Contract, which Section 2.3.0 refers to, is repealed as no monthly minimum shall be invoiced to WBOA;

2.7	Section 2.7 is amended as follows:

“During the entire duration of the Contract, and for a period of 5 years from the date of its expiration for whichever reason whatsoever, the sub-contractor undertakes not to manufacture, distribute and/or sell, directly or indirectly, for itself or for any third party or associate, any product or concept identical and/or similar to the contractual products, nor to invest, do business with whichever natural or legal person that may conduct a commercial business related to the manufacturing, distribution and/or sale whichever product or concept identical and/or similar to the contractual products. Furthermore, in the event that the shareholders of Sofabo assign the majority or the totality of the assets of the latter, said shareholders undertake, prior to such assignment, to require from the future buyers, that they intervene to the present agreement, or in the event of a refusal by the buyers to do so, to inform the Ordering Party at least thirty (30) business days prior to the date of the signature of said assignment agreement of the assets. In such event, the Ordering Party shall then, at its discretion and without recourse from the subcontractor, take back the Machine and terminate the Contract.”

2.8
Section 2.10.1 is modified as regards to its duration in such way that the Agreement shall have, subject to termination according to the terms of Section 2.11 of the Contract (as modified by Section 2.9 of the Agreement), a duration of five (5) years from its signature;

2.9	Section 2.11.1 is modified as follows:

“The present Contract may be terminated by the resilient party according to Section 2.11.0, upon occurrence of one of the hereinunder mentioned events:

a)
following a letter of intent which remained unsuccessful during one (1) month specifying the alleged default, as well as the desire to terminate the application of the present section, in which case Sections 2.11.2 and 2.11.3 shall be applicable; or

b)
in the event of the sale of Sofabo by the current shareholders of the corporation (i.e. Renée Denois, wife Chaillou, President of the Board of Directors, Mr. Sylvain Chaillou, director and Mr. Pierre Chaillou, director), if the buyer refuses to be binded by the Agreement. In such event, the Agreement may be terminated without recourse upon a written notice to that effect to WBOA within a delay not exceeding thirty (30) days from the sale. In such event, the Agreement would be terminated without recourse within ninety (90) days following the receipt of such notice; or

c)
if, at the end of the first eight (8) months, the volume of sales is inferior to the amount of 24 400 € (i.e. a minimum monthly invoicing of 3 050 € X 8 months), SOFABO, within a delay of thirty (30) days, informs WBOA in writing (hereinafter referred to as the “Notice”) of its desire to terminate the Agreement within a delay of ninety (90) days. In such event, the Agreement would be terminated without further recourse within ninety (90) days following the receipt of the Notice; or

d)
in the event that the Chaillou family (i.e. Renée Denois, wife Chaillou, President of the Board of Directors, Mr. Sylvain Chaillou, director and Mr. Pierre Chaillou, director), constitute a minority on the Board of Directors of Sofabo, Ms. Renée Chaillou undertakes to immediately inform WBOA of the foregoing by way of a written notice (hereinafter referred to as the “Notice”). Upon reception of the Notice, WBOA may, within a delay not exceeding thirty (30) days from the reception of the Notice, inform Sofabo in writing that it terminates the Agreement. In such event, the Agreement shall be terminated without further recourse within ninety (90) days following the reception of the Notice; or

e)	according to the situation as stipulated in paragraph 2.5 of the present Agreement.

3.	INTERPRETATION

3.1	Precedence

The present Agreement constitutes the entire and integral agreement agreed entered into between the parties to the exclusion of any other document, contract or prior or simultaneous verbal promise that may have been agreed upon throughout the negotiation process which preceded the complete execution of the Agreement, which the parties declare inadmissible as evidence susceptible to modify or affect in whichever way any of the provisions of the Agreement.

3.2	Jurisdiction

3.2.1	Jurisdiction

The Agreement, its interpretation, execution, application, validity and effects are subject to the applicable laws in effect in France which govern in part or entirely the provisions that it contains.

3.2.2	Presumption

Any provision of the Agreement which does not comply with the applicable legislation, is presumed without effect insofar as it is prohibited by said legislation. The foregoing also applies to all of the other clauses which are not subordinated or linked to such provision insofar as their applicability depends on said provision.

3.2.3	Adaptation

In the event that a provision contravenes to an applicable legislation, said provision shall be interpreted, as the case may be, in such way that it shall comply with the applicable legislation or, in a way that is mostly likely susceptible to respect the intention of the parties without derogation to the prescriptions of the applicable legislation, to which the parties do not wish to contravene.

As such, in the event that a provision of the present agreement transgresses in whole or in part the Contract, it shall be interpreted, as the case may be, in such way that such provision will be compatible with the Contract. However, the provisions of the present agreement shall have precedence on the provisions of the Contract.

3.2.4	Continuation or cancellation

If the Agreement contains a prohibited provision, all the other provisions of the Agreement shall remain in effect and continue to bind the parties unless such provision which transgresses the applicable legislation is essential to the agreement or to the balance of the parties’ respective performances, and that a compatible interpretation with the applicable legislation cannot rectify such deficiency, in which case the agreement shall be declared null ab initio and the parties shall be rehabilitated insofar as it is possible to do so and taking into account the evolution of their situation from the date in effect of the agreement, to attain a state which is equivalent to rehabilitation, as the case may be.

4.	MISCELLANEOUS

4.3.1	Delays

All the delays indicated in the agreement are final, unless as otherwise provided for in the text. In computing any time limit, the following rules shall apply:

•	The day which marks the start of the time limit is not counted, but the terminal day is counted;

•	Non-juridical days, i.e. Sundays and holidays, are counted but when the last day is a non-juridical day, the time limit is extended to the next following juridical day; and

•	The word “month”, when used in the agreement, shall mean calendar months.

If the agreement stipulates a specific calendar date and that such date consists of a non-juridical day, the terminal day shall then be the first juridical day following the stipulated date.

4.3.2	Plurality

All the rights mentioned in the agreement are cumulative and not alternative. The renunciation to the exercise of a right to which a party consented to in favor of the other party shall never be interpreted as a renunciation to the exercise of any other right, herein consented, unless the text of a provision of the Agreement exceptionally indicates the necessity of such choice.

4.3.3	Currency

All the amounts stipulated in the agreement refer to Euros.

4.3.4	Gender and Number

In the event that the comprehension of the text requires it, a word expressed with the masculine gender shall comprise the feminine and vise versa. The foregoing also applies to a word which expresses a number in such way that the singular comprises the plural and vise versa. Any sentence containing versatile words of such nature shall be read, when the meaning of the text requires it, in a way which shall accommodate the appropriate version of such word with the grammatical changes required to give logical meaning to the sentence.

4.3.5	Titles

The titles used in the agreement have no interpretive value; they shall serve solely as an element of classification and identification of the constitutive provisions of the agreement between the parties and because of such purpose, they shall not be attributed any signification nor shall they influence the interpretation of a provision.

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED TWO (2) COPIES AT PARIS, THIS 27TH DAY OF THE MONTH OF OCTOBER 2004.

WATER BANK OF AMERICA INC.

Per: (SGD)
Jean-Jean Pelletier, duly authorized As he so declares

A LA ROCHE SUR YON, THIS 28TH DAY OF THE MONTH OF OCTOBER 2004.

SOCIETE SOFABO

Per: (SGD)
Renée Chaillou, duly authorized as he so declares